Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:   May 27, 2015

RCI HOSPITALITY HOLDINGS, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0458229
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 7.01	REGULATION FD DISCLOSURE

On May 28, 2015, we issued a press release to announce the settlement of the Patron Tax claims. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 “Regulation FD Disclosure” of the Current Report on Form 8-K, including Exhibit 99.1, is being furnished and will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to the liabilities of that section.

ITEM 8.01	OTHER EVENTS

On May 27, 2015, certain of our subsidiaries reached settlement agreements with the State of Texas over payment of the state’s Sexually Oriented Business Fee on adult club customers (known as the “Patron Tax”). To resolve the issue of taxes owed under the Patron Tax as of December 31, 2014, each subsidiary agreed to pay a settlement amount in monthly installments without interest over 84 months, and going forward, will remit the Patron Tax, quarterly as required (we previously paid the Patron Tax for the quarter ended March 31, 2015). In aggregate, these subsidiaries’ will pay a total amount of $9,956,333 with the equal monthly installments totaling $118,528 per month. We have guaranteed each of these subsidiaries’ obligations under the settlements.

For accounting purposes, we will discount the $9,956,333 at an imputed interest rate of 9.6%, establishing a net present value for the settlement of $7,233,918. As a consequence, we will record a pre-tax gain of $8,166,917 for the third quarter ending June 30, 2015, representing the difference between the $7,233,918 and the $15,400,835 we previously accrued for the tax. We have expensed, but did not pay the tax, since the second quarter of fiscal 2009. As of March 31, 2015, our most recent reporting period, this totaled $17.1 million in current liabilities. Our subsidiaries stopped remitting the tax after the State Court of Appeals for the Third District (Austin) affirmed a lower court judgment that the tax was unconstitutional.

The settlement covers 21 of 23 subsidiaries subject to the Patron Tax. Payments for the two remaining subsidiaries, for which a total amount of $848,060 has been accrued, are being negotiated presently.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

No.	Exhibit

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RCI HOSPITALITY HOLDINGS, INC.

Date: May 29, 2015	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer